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Exhibit 21

Name	State of Incorporation	Doing Business As
TSA Stores, Inc.	Delaware	The Sports Authority, Gart Sports, Oshman's and Sportmart
The Sports Authority Michigan, Inc.	Michigan	The Sports Authority
TSA Corporate Services, Inc.	Colorado
TSA Gift Card, Inc.	Virginia

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  Exhibit 21